EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

WTCC Beaver Creek Investors V, LLC
Avon, Colorado

We consent to the incorporation by reference in the registration statements (Nos. 333-200420, 333-200718 and 333-209389) on Form S-3 and (Nos. 333-194968 and 333-204705) on Form S-8 of Ashford Hospitality Prime, Inc. of our report dated June 12, 2017, with respect to the balance sheet of WTCC Beaver Creek Investors V, LLC, as of December 31, 2016, and the related statements of operations, member’s equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Ashford Hospitality Prime, Inc. for the event dated March 31, 2017, and filed June 12, 2017.

/s/ BDO USA, LLP
Dallas, Texas
June 12, 2017